Exhibit 99.2

Certain Remarks of Fred B. Parks, Chief Executive Officer

Urologix, Inc. Teleconference Held on August 10, 2004

Fourth Quarter 2004 Results:

•	Treatment revenue increased 8% from the prior quarter and 45% from the prior year quarter.

•	As forecasted, revenue from the sale of control units declined this [fourth] quarter, down approximately $190,000 from prior quarter and almost $300,000 from the prior year quarter.

•	40 new accounts committed to our technology during the quarter.

•	While it obviously was not significant to overall sales performance, we did fall short of our target of 35 bull’s eye accounts. We achieved 31 of these high volume accounts this year.

•	We don’t enjoy missing any goal, however, to put the matter in context, achieving another 4 bull’s eye accounts would have added less than 0.5% additional revenue in the quarter.

•	Selling, general and administrative expenses increased over the prior quarter, due to higher variable selling expenses associated with “premium” commissions earned by a number of our sales people who exceeded their annual targets.

Fiscal 2004 Results:

•	In a market that we believe grew slightly more than 20%, we were able to gain market share while simultaneously improving our cost structure.

•	Revenue from treatment catheters grew 37% from prior year while control box revenue declined almost $600,000, due to continuing pricing pressure and a resulting drop in control unit ASP’s.

Fiscal Year 2005 Guidance:

•	Continuing down the list of topics, we estimate fiscal year 2005 revenue in the range of $30 million to $32 million, a 23% to 32% improvement over fiscal 2004. We believe this performance would represent a market share increase and can be supported with only four or five additional sales people. We expect sales to be strongest in the second half of the fiscal year.

•	Gross margins are expected to be in the 70% range as a larger percent of business will come from the sale of our higher margin treatment catheters.

•	Examining first quarter 2005 in particular, and remembering the traditional summer pause is here in the device market, we expect sales between $6.8 and 7.2 million, the same level as the previous quarter, but almost 34% to 42% ahead of the prior year quarter.